                                 May 27, 2003

Oppenheimer Principal Protected Trust
6803 S. Tucson Way
Englewood, CO 80112

Dear Ladies and Gentlemen:

      This  opinion is being  furnished  to  Oppenheimer  Principal  Protected
Trust and its sole series  Oppenheimer  Main Street  Principal  Protected Fund
(the  "Fund"),  a  Massachusetts   business  trust,  in  connection  with  the
Registration  Statement on Form N-1A (the "Registration  Statement") under the
Securities  Act of 1933,  as amended  (the  "1933  Act"),  and the  Investment
Company  Act of 1940,  as amended,  filed by the Fund for the  initial  public offering  of the  Fund's  Class A,  Class B,  Class C and Class N  shares.  As counsel  for the Fund,  we have  examined  such  statutes,  regulations,  Fund records and other  documents and reviewed such questions of law that we deemed necessary or appropriate for the purposes of this opinion.

      Based  upon the  foregoing,  we are of the  opinion  that the  foregoing shares to be issued as described in the Registration  Statement have been duly authorized and,  assuming  receipt of the  consideration  to be paid therefor, upon delivery as provided in the Registration  Statement,  will be legally and validly  issued,  fully  paid and  non-assessable  (except  for the  potential liability  of  shareholders  described in the Fund's  Statement of  Additional
Information).

      We hereby  consent  to the  filing of this  opinion as an exhibit to the
Registration  Statement  and  to  the  reference  to  us in  the  Registration
Statement.  We do not  thereby  admit  that  we are  within  the  category  of persons  whose  consent  is  required  under  Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely,

                                    /s/ Allan B. Adams

                                    Allan B. Adams
                                    Myer, Swanson, Adams & Wolf, P.C.